Exhibit 99.1

1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Powerwave Contact: Kevin Michaels (714) 466-1608

POWERWAVE TECHNOLOGIES ANNOUNCES

CONVERTIBLE NOTE OFFERING

SANTA ANA, Calif., September 18, 2007 – Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced that it intends to raise approximately $130 million through an offering of 20 -year convertible notes (the “Notes”) in a private offering for resale to qualified institutional buyers meeting the criteria contained in Rule 144A under the United States Securities Act of 1933 (the “Act”). Powerwave also intends to grant the initial purchaser an option to purchase up to an additional $20 million of Notes.

Powerwave expects to use the net proceeds from the offering for working capital and general corporate purposes, including to repay existing debt. Specifically, depending on market and other conditions, from time to time, Powerwave may repurchase a portion of its outstanding 1.25% Convertible Subordinated Notes due 2008 in open market purchases, in privately negotiated transactions, or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the notes nor the underlying shares of common stock have been registered under the Act, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

POWERWAVE ANNOUNCES CONVERTIBLE NOTE OFFERING

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS, 3G and WiMAX networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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